GUARANTY

This GUARANTY (the “Guaranty”) is made as of August 25, 2022, by and among LF3 PINEVILLE 2, LLC, a Delaware limited liability company, and LF3 PINEVILLE 2 TRS, LLC, a Delaware limited liability company (individually and collectively, jointly and severally, a “Guarantor”), to and for the benefit of WESTERN ALLIANCE BANK, an Arizona corporation, its successors and/or assigns (“Lender”).

RECITALS:

A.Lender has agreed to lend LF3 CHARLOTTE, LLC, a Delaware limited liability company, and LF3 CHARLOTTE TRS, LLC, a Delaware limited liability company (collectively, the “Charlotte Borrower”), an aggregate amount of up to $12,156,000.00 (collectively, the “Loan”) in accordance with the Loan Agreement, dated as of even date herewith and made between Lender and Charlotte Borrower, as borrower (the “Charlotte Loan Agreement”). Capitalized terms used in this Guaranty and not defined in the Guaranty have the meanings given to such terms in the Charlotte Loan Agreement.

B.Lender requires, as a condition precedent to making the Loan, that Guarantor make, and Borrower obtain, this Guaranty. Lender will be relying on this Guaranty in making the Loan. The making of the Loan by Lender to Borrower is of value to Guarantor and is reasonably expected to benefit Guarantor.

AGREEMENT

In consideration of Lender making the Loan, as an inducement for Lender to do so, and for other valuable consideration, Guarantor represents, warrants, agrees, and covenants as follows:

1.Guaranty. Guarantor unconditionally, absolutely and irrevocably guarantees: (a) the full, prompt, and complete payment when due, whether by acceleration or otherwise, of (i) the entire amount of principal, accrued interest, and premiums due from time to time under each Loan; and (ii) all other Obligations of Charlotte Borrower to Lender under or in respect of any of the Loan Documents (collectively as defined in the Loan Agreement, the “Loan Documents”), including reimbursements, late charges, interest and default interest (including post-petition interest to the extent a petition is filed by or against Charlotte Borrower under the Bankruptcy Code), damages, indemnity obligations, collection and court costs, attorneys’ fees, advances, and all other expenses and charges of any kind, in each case whether incurred prior to or after the execution of this Guaranty and all without set-off, counterclaim, recoupment, or deduction of any amounts owing or alleged to be owing by Lender to Charlotte Borrower; and (b) the full and complete payment and performance, when due, of all other Obligations, including all indemnity obligations; provided, however, Excluded Rate Contract Obligations are not guaranteed by the foregoing. All of the indebtedness, obligations, and liabilities described in this Section are referred to in this Guaranty as the “Guaranteed Obligations.” All payments made pursuant to this Guaranty shall be in U.S. dollars and shall be made from a business deposit account in Guarantor’s name at a U.S. bank.

2.	Limitation on Maximum Liability.

(a)Maximum Liability. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under any preference, fraudulent conveyance or fraudulent transfer laws (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of Title 11 of the United States Code or any applicable provisions of comparable Applicable Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in subsection (b) of this Section and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

(b)Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (i) the amount of the economic benefit actually received by such Guarantor from the Loan, the loan by Lender to Guarantor, and other Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by a Guarantor or Borrower that received the benefit of the funds advanced that constituted Guaranteed Obligations) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

3.Nature of Guaranty; Joint and Several Liability of Multiple Guarantors. This Guaranty is an absolute and unconditional guaranty of payment and performance and not of collection. Guarantor’s obligations under this Guaranty are primary and are independent of the obligations of any other Credit Party, and a separate action or actions may be brought and executed against any one or more of the Guarantors, whether or not such action is brought against such Credit Party and whether or not such Credit Party is joined in such action or actions. If this Guaranty is signed by more than one Person, the liability of each such Guarantor is joint and several. Each reference herein to Guarantor, shall mean both (i) each Guarantor individually and severally, and (ii) both Guarantors collectively and jointly. Without any of any Guarantor’s liability being limited under this Guaranty and without limiting any waivers, releases or agreements of either Guarantor under this Guaranty:

(a)Each Guarantor agrees that it is jointly and severally liable to Lender for the payment of all obligations under this Guaranty, and that such liability is independent of the obligations of each other Guarantor, Lender may bring an action against any Guarantor, whether an action is brought against any other Guarantor.

(b)Each Guarantor agrees that any release which may be given by Lender to any other Guarantor will not release such Guarantor from its obligations under this Guaranty or any of the other Loan Documents.

(c)To the extent permitted by Applicable Law, each Guarantor waives any right to assert against Lender, any defense, setoff, counterclaim or claim that such Guarantor may have against any other Guarantor or any other party liable to Lender for the obligations of Guarantor under this Guaranty or any of the other Loan Documents.

(d)To the extent permitted by Applicable Law, each Guarantor agrees that it is solely responsible for keeping itself informed as to the financial condition of Charlotte Borrower and each other Guarantor and of all circumstances which bear upon the risk of nonpayment and waives any right it may have to require Lender to disclose to such Guarantor any information that Lender may now or hereafter acquire concerning the financial condition of any other Guarantor.

(e)To the extent permitted by Applicable Law, each Guarantor waives all rights to notices of default or nonperformance by any other Guarantor under this Guaranty and the other Loan Documents and further waives all rights to notices of the existence or the creation of new indebtedness by any other Guarantor.

(f)Until all obligations of Guarantor to Lender under this Guaranty and the other Loan Documents have been paid in full, to the extent permitted by Applicable Law, each Guarantor waives (i) any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, that such Guarantor may now or hereafter have against any other Guarantor with respect to the indebtedness incurred under this Guaranty or any of the other Loan Documents, (ii) any right to enforce any remedy which Lender may now have or may hereafter have against Borrower or any other Guarantor, and (iii) any benefit of, and any right to participate in, any security now or hereafter held by Lender.

(g)To the extent permitted by Applicable Law, each Guarantor hereby waives any election or remedies by Lender that impairs any subrogation or other right of such Guarantor to proceed against any other Guarantor or other person, including any loss of rights resulting from any applicable anti-deficiency laws relating to non-judicial foreclosures of real property or other laws limiting, qualifying or discharging obligations or remedies.

4.Duration; Indemnification. This Guaranty is effective when received by Lender and, except as may otherwise be specifically provided herein, shall continue in full force and effect until all of the Guaranteed Obligations are fully and finally paid and performed and Lender has no further obligation to make loans or otherwise extend credit to or for the benefit of Borrower. The Guaranteed Obligations shall not be considered fully and finally paid and performed unless and until all payments by Borrower to Lender are no longer subject to any right on the part of any Person, including Borrower, Borrower as a debtor-in-possession, or any trustee in bankruptcy, to require Lender to disgorge such payments or to seek to recoup all or any portion of such payments. Accordingly, this Guaranty shall continue to be effective or be reinstated, as applicable, if at any time the payment or performance of all or any portion of the Guaranteed Obligations is rescinded or reduced in amount or must otherwise be restored or returned by Lender, whether as a “voidable preference” or “fraudulent conveyance,” or under any federal or state law, including the Bankruptcy Code or otherwise, all as though such payment or performance had not been made, and Guarantor will indemnify, defend, and hold Lender and each of Lender’s Affiliates (each an “Indemnitee”) harmless for, from and against, any and all Liabilities incurred by Lender in connection with such rescission, reduction, return or restoration. This Guaranty shall remain in full force and effect and continue to be effective if (a) any petition is filed by or against Guarantor or any other Credit Party for relief under the Bankruptcy Code; (b) Guarantor or any other Credit Party becomes insolvent or makes an assignment for the benefit of creditors; or (c) a receiver or trustee is appointed for all or any significant part of the assets of Guarantor or any other Credit Party.

5.Representations and Warranties. Each Guarantor acknowledges and agrees that the representations and warranties in this Section are a material consideration to Lender; that Lender is relying on their correctness and completeness in entering into the Loan Agreement and the transactions contemplated by the Loan Documents and in making the Loan(s); and that these representations and warranties are true and accurate as of the date hereof, will be true and accurate as of the Closing, as if made at Closing, and will survive the Closing, regardless of any investigation or inspection by Lender. Additionally, Guarantor shall take, or cause to be taken, all such actions as may be necessary or appropriate to ensure that the representations and warranties in this Guaranty continue to be true and correct in all material respects. Accordingly, each Guarantor represents, warrants, and certifies to and covenants with Lender that:

(a)Entity Status; Name and Business Address. As to each Guarantor that is an entity: (i) such Guarantor’s exact legal name is set forth on the signature page hereof: (ii) such Guarantor is a domestic U.S. entity, validly existing and in good standing under the laws of its formation state, is duly qualified and licensed to do business in the state where each Site is located, and has full power and authority to enter into and perform its obligations under this Guaranty; (iii) this Guaranty has been duly authorized and validly executed by such Guarantor; (iv) the individual(s) signing this Guaranty on behalf of such Guarantor are duly authorized to do so; (v) the entry into and performance by such Guarantor of this Guaranty does not and will not violate any provision of such Guarantor’s organizational documents. Guarantor’s chief executive office and principal place of business is at the location set forth on the signature page hereof.

(b)No Violations, Breaches, or Defaults. The entry into and performance by Guarantor of this Guaranty does not and will not violate any judgment, order, law or regulation applicable to Guarantor or result in any breach of, constitute an event of default under, or result in the creation of any lien, charge, security interest or other encumbrance upon any Collateral pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument to which Guarantor is a party or by which Guarantor’s assets are bound.

(c)Legal, Valid and Binding. Upon execution by Guarantor of this Guaranty, the Guaranty shall constitute the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

(d)Anti-Money Laundering; Anti-Terrorism. Guarantor and its Affiliates (each, an “AML Party”) are and will remain in material compliance with all: (i) U.S. economic sanctions laws and executive orders; (ii) regulations promulgated by the U.S. Office of Foreign Assets Control (“OFAC”); and

(iii) applicable anti-money laundering and counter-terrorism provisions of the Bank Secrecy Act, the U.S. Patriot Act, and all rules and regulations issued pursuant to such laws, including those relating to “know your customer”, anti-money laundering, and anti-terrorism. No AML Party is or will become a Person (A) included by OFAC on the list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or who is otherwise the target of U.S. economic sanctions laws, such that, in either case, a U.S. Person cannot engage in business transactions with such Person; or (B) that is controlled by, or acting, directly or indirectly, for or on behalf of any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions, such that entry into or performance under any Loan Document would violate Applicable Law. For purposes of this subsection, “Affiliate” does not include the equity owners of any entity that is publicly traded on a recognized national U.S. stock exchange. Within five days of written request, Guarantor shall provide Lender with such documentation as Lender may request from time to time, to verify compliance with the terms and conditions of this subsection, including with respect to sources of funds for Payments made or to be made by Guarantor.

(e)Investigations and Litigation. There is no action, suit, investigation, proceeding or arbitration at law or in equity, including condemnation proceedings or proceedings in lieu of condemnation, pending or, to Guarantor’s best knowledge, threatened against or affecting Guarantor or any of its assets or revenues or any of the Loan Documents or any of the transactions contemplated thereby.

(f)Solvency. Both before and immediately after consummation of the transactions contemplated by the Loan Documents and after giving effect to such transactions, Guarantor is Solvent.

6.Waivers. Guarantor unconditionally waives and agrees not to assert: (a) any requirement that Lender first make demand upon, or seek to enforce or exhaust remedies against any other Credit Party or other Person or against any Collateral or property of any other Credit Party or other Person before demanding payment from Guarantor or seeking to enforce this Guaranty; (b) any rights, benefits and defenses which might otherwise be available to Guarantor pursuant to Arizona Revised Statutes §12-1641 through §12-1646, §12-1566, §33-725; §33- 814, §44-141, §44-142; or §47-3605, or Arizona Rules of Civil Procedure Rule 17(e), or any other Applicable Law similar to the foregoing that might operate to limit (i) Guarantor’s or any other Credit Party’s liability under, or the enforcement of, this Guaranty and the other Loan Documents; or (ii) the right of Lender to recover a deficiency judgment, or to otherwise proceed, against Guarantor or any other Person obligated for the payment of the Guaranteed Obligations, after any foreclosure, trustee’s sale, or UCC sale, of any Collateral securing payment of the Guaranteed Obligations; (c) any statute of limitations affecting the obligations or liabilities under the Loan Documents of Guarantor or any other Credit Party; (d) diligence, presentment, protest, demand for performance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of this Guaranty, notice of default under any of the Loan Documents, and all other notices whatsoever; and (e) any other claim or defense that otherwise would be available to Guarantor based on principles of suretyship or guarantee or otherwise governing obligations of persons secondarily liable thereon or because any of the Guaranteed Obligations are secured by a lien on real property.

7.Effect of Certain Matters. Guarantor’s obligations hereunder shall not be affected or impaired by reason of, and Guarantor waives any and all rights and defenses that Guarantor may otherwise have arising out of, any of the following: (a) the modification (whether or not material) of any obligations of any other Credit Party under, or of any provisions of, any Loan Document, whether or not Guarantor joined in or consented to such modification; (b) Lender’s taking of or omission to take any action pursuant to any Loan Document, including granting any waiver, consent, or extension or any failure, omission, or delay by Lender to enforce any obligation, condition or other provision in any Loan Document or to assert or exercise any right, power or remedy conferred on Lender in any Loan Document; (c) the assignment to or assumption by any third party of any or all of the rights or obligations of any Credit Party under any Loan Document; (d) the release or discharge of any other Credit Party from the performance or observance of any obligation, undertaking or condition to be performed by such Credit Party under any Loan Document by operation of law or otherwise; (e) any action, inaction or election of remedies by Lender that results in any impairment or destruction of any subrogation, indemnification, reimbursement or contribution rights of Guarantor; (f) any setoff, defense, counterclaim, abatement, recoupment, reduction, change in Applicable Law or any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety under Applicable Law; (g) the termination or renewal of any Guaranteed Obligation; (h) the obtaining by Lender of any additional Collateral; the release or substitution by Lender of any Collateral; or the perfection or failure to perfect any liens or security interests with respect to any Collateral; (i) the use of any Loan proceeds, regardless of whether such use complies with the Loan Documents, with Lender having no duty to monitor the use or application of any Loan disbursement; or (j) any invalidity, irregularity or unenforceability in whole or in part of any Loan Document, or any limitation of the liability of any other Credit Party under the Loan Documents, including any claim that the Loan Documents were not duly authorized, executed, or delivered on behalf of any Credit Party.

8.Access to Credit Party Information. Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of each other Credit Party. Regardless of what information Lender may from time to time have, Lender shall have no obligation to provide to Guarantor any information concerning, or to monitor for the benefit of, Guarantor (a) the business operations of any Credit Party; (b) the performance by any Credit Party of, or the ability of any Credit Party to perform, such Credit Party’s obligations pursuant to the Loan Documents; or (b) any other matter.

9.Subordination. All Indebtedness, together with all rights of subrogation, contribution, reimbursement, and indemnification, of any Credit Party to Guarantor, now or in the future (collectively, the “Intercompany Indebtedness”) is hereby subordinated to the Guaranteed Obligations. Any such Intercompany Indebtedness, if Lender so requests, shall be collected, enforced and received by Guarantor as trustee for Lender and be paid over to Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty or any other Loan Document.

10.Waiver of Subrogation and Certain Other Rights. Guarantor waives any claim, defense, or other right which Guarantor may now have or hereafter acquire against any other Credit Party, or any other Person primarily or secondarily obligated with respect to any of the Guaranteed Obligations or the Collateral that arises from the existence or performance of the obligations of Guarantor under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution, indemnification or any right to participate in any claim or remedy of Lender against any other Credit Party or Person, or any property securing any of the Guaranteed Obligations which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity or under contract, statute or common law.

11.Notices. All Notices shall be given as provided in the Loan Agreement, if to Guarantor, at the address set forth below, and if to Lender, as provided in the Loan Agreement.

12.Commercial Transaction; No Advice. Guarantor confirms, acknowledges and agrees that (a) this Guaranty is being executed and delivered in connection with a commercial business transaction; (b) none of the Loan proceeds is being or will be used by Guarantor or any other Person for any personal, family, or household purpose; and (c) Guarantor has not received any legal, tax, financial or accounting advice from Lender or any Affiliate of Lender.

13.Binding Effect. This Guaranty is binding on Guarantor and its successors and assigns, and, if

Guarantor is an individual, on such individual’s heirs, personal representatives, administrators, and executors, and including a debtor-in-possession on behalf of Guarantor, and shall inure to the benefit of Lender, its successors and assigns, including any Person obtaining any rights from Lender in a Lender Transfer.

14.Severability. Any provision of this Guaranty being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

15.Remedies. No delay on the part of Lender in the exercise of any right or remedy under this Guaranty shall operate as a waiver thereof. No single or partial exercise by Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No modification or waiver of any of the provisions of this Guaranty shall be binding upon Lender except as set forth in a writing executed by Lender.

16.Limitation of Liability for Certain Damages. In no event shall Lender, any Credit Party, or any Affiliate of Lender or any Credit Party be liable to any Person on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Lender and each Credit Party hereby waives, releases and agrees (and shall cause each its respective Affiliates to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that nothing herein shall be deemed a waiver of Lender’s rights to sue upon or otherwise recover on all amounts due Lender under the Loan Documents, including with respect to the Obligations and Guaranteed Obligations.

17.Governing Law. THE LAWS OF THE STATE OF ARIZONA (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES) SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS GUARANTY, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT; provided, however, that with respect to any married individual signing this Guaranty who is not a resident of the State of Arizona, this Section shall not be a contractual choice of the community property laws of the State of Arizona.

18.Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Guaranty shall be brought exclusively in the courts of the State of Arizona located in Maricopa County or of the United States for the District of Arizona, sitting in Phoenix, Arizona, and Guarantor accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Guaranty shall limit or restrict Lender’s right to commence any proceeding in the federal or state courts located in the state in which a particular Site is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under any Loan Document. Lender and Guarantor hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that either of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. Guarantor hereby (a) irrevocably waives personal service of any and all legal process, summons, notices and other documents of any kind; (b) consents to such service in any suit, action or proceeding brought in the United States by any means permitted by Applicable Law, including by the mailing thereof to Guarantor’s address specified on the signature page hereto; and (c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

19.Waiver of Jury Trial. LENDER AND GUARANTOR, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS GUARANTY, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

20.Agreement to Credit Party Provisions. GUARANTOR HAS RECEIVED AND REVIEWED A COPY OF THE LOAN AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS. GUARANTOR AGREES THAT THE PROVISIONS OF THE ARTICLE IN THE LOAN AGREEMENT TITLED

“GENERAL PROVISIONS” APPLY TO THIS GUARANTY, THE SAME AS IF SUCH PROVISIONS WERE SET FORTH IN FULL IN THIS GUARANTY. FURTHERMORE, GUARANTOR ASSUMES AND AGREES TO BE BOUND BY AND TO PERFORM ALL OF THE TERMS, CONDITIONS, AND OBLIGATIONS CONTAINED IN THE LOAN AGREEMENT AND IN ANY OTHER LOAN DOCUMENT THAT ARE STATED TO BE APPLICABLE TO, OR OTHERWISE APPLY TO,

GUARANTORS OR CREDIT PARTIES. Guarantor acknowledges and agrees that Guarantor is a Credit Party.

21.Authorization. Guarantor hereby authorizes Guarantor’s banks, creditors, and suppliers to disclose and release to Lender, its affiliates, and their respective officers, employees, attorneys, agents, representatives and advisers (collectively, the “Lender Parties”) all credit and financial information that any of the Lender Parties may request relating to Guarantor and Guarantor’s business. Guarantor also authorizes each of the Lender Parties to: (a) perform background, credit, judgment, lien and other checks, searches, inspections, and investigations and to obtain personal and business credit and asset reports with respect to Guarantor and Guarantor’s business, all as the Lender Parties deem appropriate in their sole judgment; (b) share the results thereof, as well as any other information provided to them from time to time by or on behalf of Guarantor, among themselves, with insurance companies and title companies, and as otherwise required by law; (c) answer questions about their credit experience with Guarantor; and (d) retain the information provided to them in connection with the transactions contemplated by the Loan Documents.

22.Entire Agreement. This Guaranty embodies the entire agreement of the parties and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof. Guarantor acknowledges and affirms that Guarantor did not rely on any statement, oral or written, not contained in this Guaranty or the other Loan Documents in making Guarantor’s decisions to enter into this Guaranty.

[SIGNATURE PAGE FOLLOWS]

EXECUTED effective as of the date first set forth above.

GUARANTOR:

LF3 PINEVILLE 2, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Member

By: Lodging Fund REIT III, Inc,. a Maryland

Corporation, its General partner

By: /s/ Samuel C. Montgomery

Name: Samuel C. Montgomery

Its: Chief Financial Officer

,

Address for Notices:

c/o Legendary Capital 1635 43rd St. S., Suite 205

Fargo, ND 58103

LF3 PINEVILLE 2 TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc., a Delaware corporation, its Sole Member

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Shareholder

By: Lodging Fund REIT III, Inc,. a Maryland

Corporation, its General partner

By: /s/ Samuel C. Montgomery

Name: Samuel C. Montgomery

Its: Chief Financial Officer

Address for Notices: c/o Legendary Capital

1635 43rd St. S., Suite 205

Fargo, ND 58103

4866-5 I 79-7803

Signature Page to Cross Guaranty